Exhibit 4.3

COMMON STOCK WARRANT AGREEMENT

BY AND AMONG

THE CENTER FOR WOUND HEALING, INC.

AND

BISON CAPITAL EQUITY PARTNERS II-A, L.P. and

BISON CAPITAL EQUITY PARTNERS II-B, L.P

DATED AS OF MARCH 31, 2008

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SECTION 24.	Interpretation	21

SECTION 25.	Severability	21

SECTION 26.	Amendment and Waiver	22

SECTION 27.	Counterparts	22

SECTION 28.	Time of Essence	22

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THIS COMMON STOCK WARRANT AGREEMENT (the “Agreement”) is dated as of March 31, 2008 and entered into by and between THE CENTER FOR WORLD HEALING, INC., a Nevada corporation (“Company”), on the one hand, and BISON CAPITAL EQUITY PARTNERS II-A, L.P., a Delaware limited partnership, and BISON CAPITAL EQUITY PARTNERS II-B, L.P., a Delaware limited partnership (collectively, “Warrant Holder”), on the other hand.

RECITALS

A. Pursuant to that certain Securities Purchase Agreement, dated as of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”) by and between Company and Warrant Holder, Company has agreed to issue to Warrant Holder warrants representing the right to acquire up to twenty percent (20%) of the total outstanding common stock, $0.001 par value per share, of the Company (the “Common Stock”), on a Fully Diluted Basis (as defined in the Purchase Agreement), as hereinafter described (each warrant to acquire one share of Common Stock, a “Warrant”, and collectively, the “Warrants”).

B. Each Warrant entitles the holder to purchase one (1) share of Common Stock at an initial exercise price of $5.00 (the Common Stock issuable upon exercise of the Warrants being referred to herein as the “Warrant Securities”). The exercise price of each Warrant, as adjusted pursuant to the terms of this Agreement, is referred to as the “Exercise Price”. Capitalized terms used but not defined in this Agreement shall have the meanings given such terms in the Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1. Issuance of Warrants.

(a) In consideration of monies provided by Warrant Holder to Company pursuant to the Purchase Agreement, and subject to the conditions and restrictions contained in this Agreement and in the Purchase Agreement, Company hereby agrees to issue 7,080,363 Warrants to Warrant Holder to purchase up to twenty percent (20%) of the total outstanding Common Stock on a Fully Diluted Basis as of the date hereof, based on the assumption that the total Common Stock outstanding as of the date hereof is 35,401,817 shares on a Fully Diluted Basis (including the Warrant Securities).

(b) In the event that at any time hereafter it is determined that the total outstanding Common Stock (on a Fully Diluted Basis) as of the date hereof was greater than 35,401,817 shares (the date of determination will be the date on which the original Warrant Holder provides notice to Company and is referred to as the “Determination Date”), then:

(i) the Company shall cause additional Warrants to be issued to the original Warrant Holder so that such original Warrant Holder holds on the date of such additional issuance (taking into account any splits, divisions, consolidations, reclassifications or other changes in the Common Stock and any adjustments pursuant to this Agreement, in each case, that have occurred since the date hereof) that amount of Warrants that such original Warrant Holder would have held on the Determination Date if such original Warrant Holder had been issued on the date hereof Warrants to purchase up to twenty percent (20%) of the total Common Stock (on a Fully Diluted Basis) outstanding as of the date hereof.

(ii) the Exercise Price shall be adjusted in accordance with the following:

E’ = Ex	O
A

Where:

E’ =	the adjusted Exercise Price.

E =	the current Exercise Price.

O =	35,401,817.

A =	the actual number of shares of Common Stock outstanding as of the date hereof on a Fully Diluted Basis, excluding the Warrant Securities.

(c) The adjustment to the Exercise Price and number of Warrants issued to the original Warrant Holder shall be made successively on each Determination Date, and the adjustments and issuances shall become effective on such Determination Date.

SECTION 2. Investment Representations. Warrant Holder represents and warrants to Company as follows:

(a) Authority; Enforceability. The execution, delivery, and performance by Warrant Holder of this Agreement has been duly authorized by all necessary action on the part of Warrant Holder. This Agreement has been duly executed and delivered by Warrant Holder, and constitutes the valid and legally binding obligation of Warrant Holder, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies, or (ii) to the extent that the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or securities laws.

(b) Investment Intention. Warrant Holder is acquiring the Warrants for investment for its own account and not with a view to or for sale in connection with any distribution of the Warrants or the Warrant Securities in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable federal or state securities laws and Warrant Holder has no present intention of selling, granting any participation in, or otherwise distributing the Warrants or the Warrant Securities.

(c) Unregistered Securities. Warrant Holder understands that the Warrants and the Warrant Securities have not been registered under the Securities Act, or registered or qualified under the securities laws of any state and that Warrant Holder may not sell or otherwise transfer the Warrants or Warrant Securities unless they are subsequently registered under the Securities Act and registered or qualified under applicable state securities laws, or unless an exemption is available which permits sale or other transfer without such registration and qualification. Warrant Holder acknowledges that the Warrant Securities must be held indefinitely unless subsequent registration under the Securities Act or an exemption from such registration is available.

(d) Legend. Warrant Holder understands that the Warrant Securities, and any securities issued in respect thereof or exchange therefor, may bear one or more legends in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED OR OTHERWISE DISPOSED OF WITHOUT (i) AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, (ii) AN OPINION OF COUNSEL (SUCH COUNSEL TO BE REASONABLY SATISFACTORY TO COMPANY) THAT SUCH REGISTRATION IS NOT REQUIRED, OR (iii) RECEIPT OF NO ACTION LETTERS FROM THE APPROPRIATE GOVERNMENTAL AUTHORITIES.”

Notwithstanding the foregoing, this Section 2(e) shall not apply to the Warrant Securities, and any securities issued in respect thereof or exchange therefor, if (i) a registration statement related thereto is effective as of the date of the issuance or Transfer (as defined below) of such Warrant Securities and any securities issued in respect thereof or exchange therefor or (ii) such Warrant Securities, and any securities issued in respect thereof or exchange therefor, are sold, assigned, transferred, pledged, hypothecated, or otherwise disposed pursuant to Rule 144 under the Securities Act.

(e) Accredited Investor. Warrant Holder is an accredited investor as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act.

SECTION 3. Warrant Certificate. Each certificate evidencing the Warrants (each, a “Warrant Certificate”) to be delivered pursuant to this Agreement shall be in registered form only and shall be substantially in the form set forth in Annex 1 attached hereto. Company shall deliver to Warrant Holder on the date hereof a Warrant Certificate representing all vested Warrants, and upon the vesting of any Warrants that were not vested on the date hereof, Company shall deliver a Warrant Certificate evidencing such vested Warrants. The Company shall deliver on the date hereof a Warrant Certificate for 469,074 Warrants to BISON CAPITAL EQUITY PARTNERS II-A, L.P., and 6,611,289 Warrants to BISON CAPITAL EQUITY PARTNERS II-B, L.P.

SECTION 4. Registration. Company shall number and register each Warrant Certificate in a register as it is issued.

SECTION 5. Registration of Transfers and Exchange.

(a) Transfer. Prior to any Transfer (as defined below) or attempted Transfer of the Warrants, unless the Transfer is made pursuant to Rule 144 under the Securities Act or an effective registration statement under the Securities Act, the holder of the Warrants shall obtain from counsel to such Warrant Holder (who may be an employee of such Warrant Holder), an opinion that the proposed transfer of such Warrants may be effected without registration under the Securities Act; provided, however, that an opinion from counsel shall not be required in connection with any Transfer of the Warrants to an Affiliate of such Warrant Holder. Each Warrant Certificate issued upon such transfer shall bear the restrictive legends set forth on the Warrant Certificate, unless, with respect to the first such legend, (i) the Transfer is made pursuant to Rule 144 under the Securities Act or pursuant to an effective registration statement under the Securities Act, or (ii) in the opinion of any such counsel such legend is not required in order to ensure compliance with the Securities Act. As used herein, “Transfer” means sell, assign, transfer, pledge, hypothecate, mortgage, encumber, dispose by gift or bequest, or otherwise transfer or dispose. Notwithstanding anything to the contrary herein, Warrant Holder may Transfer any Warrants in connection with a Disposition Transaction (as defined in Section 10(j)) without any requirement to exercise such Warrants.

(b) Registration of Transfer. Subject to Section 5(a), Company shall from time to time register the transfer of each Warrant Certificate in a warrant register to be maintained by Company upon surrender of such Warrant Certificate accompanied by a written instrument or instruments of transfer in a form reasonably satisfactory to Company, duly executed by the registered holder or holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon any such registration of transfer, a new Warrant Certificate shall be issued to the transferee(s), and the old Warrant Certificate shall be (i) surrendered by the holder thereof, and (ii) canceled and disposed of by Company. A Warrant Certificate may be exchanged at the option of Warrant Holder, when surrendered to Company at its office, for another warrant certificate or other warrant certificates of like tenor and representing in the aggregate a like number of Warrant Securities. Any Warrant Certificate surrendered for exchange shall be canceled and disposed of by Company.

SECTION 6. Vesting; Exercise of Warrants.

(a) Grant; Vesting. All of the Warrants are granted as of the date hereof, and shall be subject to vesting as follows:

(i) sixty-percent (60%) of the Warrants (4,248,218 of the Warrants) are vested as of the date hereof; and

(ii) forty-percent (40%) of the Warrants (2,832,145 of the Warrants) shall vest in thirty-six (36) equal monthly installments on the first day of each month commencing on April 1, 2008 (such 36-month period, the “Vesting Period”), subject to the following terms:

(A) if Warrant Holder receives evidence reasonably satisfactory to Warrant Holder that (1) Consolidated Adjusted EBITDA (as defined in the Purchase

Agreement) for any trailing twelve (12) month period during the Vesting Period is at least twenty-million dollars ($20,000,000) and (2) the Consolidated Leverage Ratio (as defined in the Purchase Agreement) at all times during such period is less than three-and-one-half (3.5) (the conditions in the foregoing clauses (1) and (2) are referred to herein as the “Reset Conditions”), then, as of the fifteenth day of the month immediately following the month in which such evidence is provided, any then-unvested Warrants shall cease vesting and be canceled; provided, that in order to demonstrate that the Reset Conditions have been satisfied, the entire trailing twelve (12) month period in question shall have been audited by Company’s independent public accountants (which audit opinion shall not include any “going concern”, internal control, material weakness or other qualification); and provided further, that, solely for purposes of determining whether the condition in the foregoing clause (1) has been met, any expense for operating leases of the Company or its Subsidiaries that would (but for this proviso) otherwise be taken into account in determining Consolidated Adjusted EBITDA, may instead be treated as debt relating to a capital lease. The foregoing sentence shall in no way affect the definition of Consolidated Adjusted EBITDA as otherwise used herein (including, without limitation, Section 10) or in any other Transaction Document.

(B) if Company pays off any portion of the principal amount of the Note (as defined in the Purchase Agreement) during the Vesting Period and no Default or Event of Default (as such terms are defined in the Purchase Agreement) is then existing, then the number of then-unvested Warrants shall be reduced by a percentage equal to the quotient resulting from (1) the amount of principal under the Note that is paid off by Company divided by (2) twenty million dollars ($20,000,000); provided, however, that this paragraph shall not apply to any payment of the principal amount of the Note that is made within 120 days prior to a Change of Control (as defined in the Purchase Agreement). Solely for purposes of illustration, if two (2) years following the date hereof, Company repays five million dollars ($5,000,000) of the principal amount under the Note (and no Change of Control follows 120 days from the date of such payment), then for the remaining twelve (12) month period of the Vesting Period, only seventy-five percent (75%) of the unvested Warrants at that time shall be subject to further vesting, and the other twenty-percent (25%) shall be canceled.

(C) If (i) there is a Change of Control, (ii) an Event of Default (as defined in the Purchase Agreement) has occurred and remains uncured for more than the applicable cure period in the Purchase Agreement), or (iii) the Note is accelerated for any reason, then all unvested Warrants shall immediately become vested.

(b) Exercise Period, Exercise Price; Net Exercise. Subject to the terms of this Agreement, Warrant Holder shall have the right, which may be exercised commencing on the date hereof and until 5:00 p.m., Los Angeles time, on the last to occur of (i) the first anniversary following the payment in full of all amounts due under the Note or (ii) the seventh anniversary of the date hereof (the period from the date hereof until such later date, the “Exercise Period”), to receive from Company the number of fully paid and nonassessable Warrant Securities which Warrant Holder may at the time be entitled to receive upon exercise of the Warrants and payment to Company of the Exercise Price (as defined below) then in effect for such Warrant Securities; provided, however, that the Exercise Period shall be extended by the number of days during which any Event of Default existed. In the alternative, the Warrant Holder may exercise its right, during the Exercise Period, to receive Warrant Securities on a net basis, such that, without the exchange of any funds, such Warrant Holder receives that number of Warrant Securities otherwise issuable (or payable) upon exercise of its Warrants less that number of Warrant Securities, having a Current Market Price (as defined in Section 10(g)(l)) one Business Day (as defined in the Purchase Agreement) prior to the time of exercise, that is equal to the Aggregate Exercise Price (as defined below) that would otherwise have been paid by such Warrant Holder. “Aggregate Exercise Price” means, with respect to the exercise of any Warrants, the Exercise Price (as defined below) multiplied by the number of shares of Warrant Securities being acquired through the exercise of such Warrants. If not exercised by the end of the Exercise Period, then any un-exercised Warrants shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time; provided, however, that if the Exercise Price is less than the Current Market Price per share of Common Stock at the end of the Exercise Period, then any un-exercised Warrants shall be automatically exercised on a net basis without any further action on the part of Warrant Holder immediately prior to the end of the Exercise Period.

(c) Procedure. The Warrants may be exercised upon written notice of surrender to Company at its office designated for such purpose (the address of which is set forth in Section 16 hereof), which notice shall include the certificate or certificates evidencing the Warrants to be exercised, the form of election to purchase duly filled in and signed, and payment to Company of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made, at Warrant Holder’s option (i) in cash in immediately available funds or by certified or official bank check payable to the order of Company, (ii) on a net exercise basis as provided herein, or (iii) by assigning to Company all or any part of the unpaid principal amount of the Note held by the applicable Warrant Holder in a principal amount equal to the Aggregate Exercise Price. If, pursuant to clause (iii) above, less than the entire unpaid principal amount of the Note is applied toward payment of the Aggregate Exercise Price, then Warrant Holder shall surrender the Note and Company shall (A) pay to Warrant Holder the amount of unpaid interest accrued to the date of surrender on the portion of the principal amount of the Note which has been applied toward the Aggregate Exercise Price, such payment to be in the form of a certified or official bank check or checks, and (B) issue a new Note (dated the date of the Note being surrendered) representing the balance of the unpaid principal amount of the Note so surrendered plus any accrued but unpaid interest thereon, payable to Warrant Holder or as Warrant Holder may otherwise direct (unless the Note provides for a different form of payment at such time, in which case Warrant Holder shall receive such form of payment).

(d) Delivery of Warrant Securities. Upon receipt of such written notice of surrender of any Warrants and payment of the Aggregate Exercise Price therefor (or simply upon receipt of such written notice of surrender of such Warrants alone if Warrant Holder exercises such Warrants on a net exercise basis as provided herein), Company shall issue and cause to be delivered within five (5) Business Days to or upon the written order of Warrant Holder and in such name or names as Warrant Holder may designate, a certificate or certificates for the number of full Warrant Securities issuable upon the exercise of such Warrants (the date on which the Warrant Securities are to be delivered, the “Warrant Securities Delivery Date”). Subject to Section 5(a), such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Securities as of the date of the surrender of such Warrants and payment of the Aggregate Exercise Price therefor (or simply upon receipt of such written notice of surrender of such Warrants alone if Warrant Holder exercises such Warrants on a net exercise basis as provided herein).

(e) Partial Exercise. The Warrants shall be exercisable, at the election of Warrant Holder, either in full or from time to time in part and, in the event that a certificate evidencing the Warrants is exercised in respect of fewer than all of the Warrant Securities issuable on such exercise at any time prior to the date of expiration of such Warrants, a new warrant certificate evidencing the right to receive the remaining Warrant Securities will be issued and delivered pursuant to the provisions of this Section.

(f) Conditional Exercise. The Warrants shall also be conditionally exercisable, at the election of Warrant Holder, so that if Warrant Holder exercises the Warrants in contemplation of the consummation of a transaction described in any of clauses (i)—(vi) of Section 12(b) and such transaction is not consummated, Warrant Holder may elect to revoke such exercise, in which case, such Warrant shall be deemed not to have been so exercised.

(g) Surrender. Any Warrant Certificate surrendered upon exercise of a Warrant shall be canceled and disposed of by Company. Company shall keep copies of this Agreement and any notices given or received hereunder available for inspection by Warrant Holder during normal business hours at Company’s principal office.

(h) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of a Warrant, but in lieu of such fractional shares Company shall make a cash payment therefor on the basis of the Current Market Price then in effect.

(i) Buy-In. If Company fails to transmit to Warrant Holder a certificate or certificates representing the Warrant Securities by the Warrant Securities Delivery Date, then Warrant Holder will have the right to rescind such exercise. In addition to any other rights available to Warrant Holder, if the Common Stock is then registered under the Exchange Act and Company fails to transmit to Warrant Holder one (1) or more certificates representing the Warrant Securities pursuant to an exercise on or before the Warrant Securities Delivery Date, and if after such date Warrant Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by Warrant Holder of the Warrant Securities which Warrant Holder in good faith anticipated receiving upon such exercise (a “Buy-In”), then Company shall (A) pay in cash to Warrant Holder the amount by which (1) Warrant Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (2) the amount equal to (x) the number of Warrant Securities that Company was required to deliver to the Holder in connection with the exercise at issue multiplied by (y) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of Warrant Holder, either reinstate the portion of the Warrants and equivalent number of Warrant Securities for which such exercise was not honored or deliver to Warrant Holder the number of shares of Common Stock that would have been issued had Company timely complied with its exercise and delivery obligations hereunder. For example, if Warrant Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In as a result of an attempted exercise of Warrants with an Aggregate Exercise Price of $10,000 (in which exercise Company failed to deliver the Warrant Securities by the Warrant Securities Deliver Date), then Company shall be required to pay Warrant Holder $1,000. Warrant Holder shall provide Company written notice indicating the amounts payable to Warrant Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by Company. Nothing herein shall limit a Warrant Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of Warrants as required pursuant to the terms hereof.

SECTION 7. Payment of Taxes. Company shall pay all documentary stamp taxes attributable to the initial issuance of Warrant Securities upon the exercise of any Warrants; provided, however, that Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance of any Warrant Certificate or any certificates for Warrant Securities in a name other than that of the registered holder of the Warrant Certificate surrendered upon the exercise of such Warrants, and Company shall not be required to issue or deliver such Warrant Certificate unless or until the person or persons requesting the issuance thereof has paid to Company the amount of such tax or has established to the reasonable satisfaction of Company that such tax has been paid.

SECTION 8. Mutilated or Missing Warrant Certificates. In case a Warrant Certificate (or any other warrant certificate evidencing the Warrants) is mutilated, lost, stolen or destroyed, Company shall within five (5) days after request by the registered holder issue, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new warrant certificate (which will become the “Warrant Certificate”) of like tenor and representing an equivalent number of Warrant Securities, but only upon receipt of evidence reasonably satisfactory to Company of such loss, theft or destruction of such Warrant Certificate and indemnity, if requested, also reasonably satisfactory to it.

SECTION 9. Reservation of Warrant Securities. Company shall at all times reserve and keep available, free from preemptive rights and other similar rights out of the aggregate of its authorized but unissued Common Stock or its authorized and issued Common Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Warrant Securities upon exercise of the Warrants, the maximum number of shares of Common Stock which may then be deliverable upon the exercise of the Warrants. Before taking any action which would cause an adjustment pursuant to Section 10 hereof to reduce the Exercise Price below the then par value (if any) of the Warrant Securities, Company will take any corporate action which may be necessary in order that Company may validly and legally issue fully paid and nonassessable Warrant Securities at the Exercise Price. Company covenants that all Warrant Securities that may be issued upon exercise of the Warrants will, upon issue, be fully paid, nonassessable, free of preemptive rights and other similar rights and free from all taxes, liens, charges, security interests and adverse claims with respect to the issue thereof.

SECTION 10. Adjustment of Exercise Price and Number of Warrant Securities Issuable. The Exercise Price and the number of Warrant Securities issuable upon the exercise of the Warrants are subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 10. For purposes of this Section 10, “Common Stock” means shares now or hereafter authorized of any class of capital stock of Company and any other security of Company, however designated, that have the right to participate in any distribution of the assets or earnings of Company, excluding Preferred Stock.

(a) Adjustment for Change in Shares. If Company:

(i) pays a dividend or makes a distribution on its Common Stock in Common Stock;

(ii) subdivides or reclassifies its outstanding Common Stock into a greater number of shares; or

(iii) combines or reclassifies its outstanding Common Stock into a smaller number of shares;

then the Exercise Price shall be adjusted in accordance with the following formula:

E’=Ex	O
A

Where:

E’ =	the adjusted Exercise Price.

E =	the current Exercise Price.

O =	the number of shares of all classes of Common Stock outstanding on a Fully Diluted Basis immediately prior to such action.

A =	the number of shares of all classes of Common Stock outstanding on a Fully Diluted Basis immediately after such action.

In the case of a dividend or distribution, the adjustment shall become effective immediately after the record date for determination of holders of shares of Common Stock entitled to receive such dividend or distribution, and in the case of a subdivision, combination or reclassification, the adjustment shall become effective immediately after the effective date of such corporate action.

If after an adjustment Warrant Holder upon exercise of the Warrants may receive shares of two (2) or more classes of capital stock of Company, then Company shall determine the allocation of the adjusted Exercise Price between the classes of capital stock in a manner that preserves the rights and benefits then held by Warrant Holder under this Agreement. After such allocation, the exercise privilege, the number of shares issuable upon such exercise and the Exercise Price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section 10.

Such adjustment shall be made successively whenever any event listed in Sections 10(a)(i) through 10(a)(iii) occurs.

(b) Adjustment for Certain Dilutive Issuances.

(i) Unless and until the entire amount of the Note is paid off, if Company or any of its Subsidiaries sells, issues or grants any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (convertible, exercisable or exchangeable securities are referred to as “Common Stock Equivalents”) for a Base Share Price that is less than the Exercise Price in effect on the date (or record date, if earlier) of such sale, issuance or grant (each such event, a “Dilutive Issuance”), then the Exercise Price shall be reduced to equal the Base Share Price. “Base Share Price” means the lower of (A) the lowest cash price per share paid in a Dilutive Issuance or (B) the number resulting from (1) the Consideration (as defined in Section 10(f)) received by the Company or any of its Subsidiaries in such Dilutive Issuance divided by (2) the total number of shares of Common Stock sold, issued or granted (on a Fully Diluted Basis). Dilutive Issuances shall include any of the following adjustments or changes under Common Stock Equivalents: purchase price adjustments, reset adjustments, ratchet adjustments, other changes in exercise, conversion or exchange prices or changes in the number of shares of Common Stock issuable pursuant to any Common Stock Equivalents;

(ii) After the entire amount of the Note is paid off, if a Dilutive Issuance occurs, then the Exercise Price shall be adjusted in accordance with the following formula:

E’=	((ExO) + C)
A

Where:

E’ =	the adjusted Exercise Price.

E =	the current Exercise Price.

O =	the total number of shares of Common Stock, on a Fully Diluted Basis, outstanding immediately prior to such Dilutive Issuance.

C =	the Consideration received by the Company upon such Dilutive Issuance.

A =	the total number of shares of Common Stock, on a Fully Diluted Basis, outstanding immediately after such Dilutive Issuance.

(iii) Notwithstanding anything to the contrary herein (including, without limitation, Section 10(b)(i)) if any Common Stock or Common Stock Equivalents are issued by Company pursuant to Section 8.26 of the Purchase Agreement or otherwise to redeem minority interests in Company’s Subsidiaries that are not held by Company, then the Exercise Price shall be adjusted in accordance with the following (rather than in accordance with any other Section hereof):

E’=Ex	O
A

Where:

E’ =	the adjusted Exercise Price.

E =	the current Exercise Price.

O =	the number of shares of all classes of Common Stock outstanding on a Fully Diluted Basis immediately prior to such issuance.

A =	the number of shares of all classes of Common Stock outstanding on a Fully Diluted Basis immediately after such issuance.

(iv) The adjustment pursuant to this Section 10(b) shall be made successively whenever any Dilutive Issuance or any event described in Section 10(b)(iii) occurs, and the adjustment shall become effective upon such Dilutive Issuance or other event.

(v) This Section 10(b) does not apply to (A) issuances of Common Stock or Common Stock Equivalents under that certain stock option plan that exists on the date hereof for employees of Company or its Subsidiaries, so long as the maximum aggregate number of shares of Common Stock issued and issuable under such stock plan does not exceed Two Million (2,000,000) shares; (B) the exercise of the Warrants; (C) issuances of Common Stock pursuant to any Common Stock Equivalents outstanding on the date hereof (to the extent such Common Stock Equivalents have not changed since the date hereof); provided, that notwithstanding this clause (C), Section 10(b) shall apply to any of the following adjustments or changes under Common Stock Equivalents: purchase price adjustments, reset adjustments, ratchet adjustments, other changes in exercise, conversion or exchange prices or changes in the number of shares of Common Stock issuable pursuant to any Common Stock Equivalents; or (D) if issued with the prior written consent of Warrant Holder (it being understood that nothing in the Transaction Documents shall be construed as constituting the prior written consent of Warrant Holder), the issuance of Common Stock or Common Stock Equivalents in connection with (1) an acquisition of the Capital Stock of another Person or (2) a financing or strategic transaction.

(c) Adjustment for Certain Distributions. If Company or any of its Subsidiaries distributes (including by way of share repurchases) any of its assets (including, but not limited to, cash, securities or other assets) to any holder of any class of its Common Stock, then the Exercise Price shall be adjusted in accordance with the following formula:

E’=Ex	M – F
M

where:

E’ =	the adjusted Exercise Price.

E =	the current Exercise Price.

M =	the Current Market Price per share of Common Stock on the record date for the determination of stockholders entitled to receive the distribution.

F =	the Fair Market Value (as defined in Section10(e)) of the assets distributed, measured per share of Common Stock outstanding at the time of the distribution (it being understood that the amount of Common Stock outstanding in determining “F” in the formula shall be the same amount of Common Stock outstanding that was used in determining “M” in the formula).

The adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution.

This Section 10(c) does not apply to (i) dividends or distributions in shares of Common Stock to holders of its Common Stock (which event is addressed in Section 10(a)), (ii) the sales, issuances or grants of Common Stock or Common Stock Equivalents referred to in Section 10(b) or (iii) distributions by Company of ordinary quarterly cash dividends to all holders of its Common Stock, provided that timely notice of such distributions is given by Company to Warrant Holder as required herein.

(d) Reserved.

(e) Current Market Price and Fair Market Value.

(i) Current Market Price. The “Current Market Price” per share of Common Stock on a specified date means:

(A) if the Common Stock is not then registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Fair Market Value of a share of Common Stock based upon the Fair Market Value of 100% of Company’s equity securities if sold on the basis that Company is a going concern, without regard to any discount for the lack of liquidity, and assuming, if applicable, (in each case, to the extent the following securities are in-the-money and exercised on a net exercise basis) the exercise, conversion or exchange of warrants, convertible or exchangeable securities, options or other rights to subscribe for or purchase any additional shares of Company’s equity securities or securities convertible into or exchangeable or exercisable for, such shares; or

(B) if the Common Stock is then registered under the Exchange Act, the average of the Quoted Prices of the Common Stock for thirty (30) consecutive trading days commencing forty-five (45) trading days before the date in question. The “Quoted Price” of the Common Stock for any specified date is the last reported sales price of the Common Stock for such date on the national securities exchange on which the Common Stock is listed (which shall be for consolidated trading if applicable to such exchange), or if not listed, the last reported bid price of the Common Stock on such date. In the absence of one or more Quoted Prices to enable the calculation of such average, the Current Market Price of the Common Stock shall be determined as if the Common Stock were not registered under the Exchange Act.

(ii) Fair Market Value. “Fair Market Value” means, with respect to any asset, the value obtainable for such asset upon a sale in an arm’s length transaction to an unrelated third party under usual and normal circumstances, with neither the buyer nor the seller under any compulsion to act, with fairness to both, as reasonably determined by Company’s Board of Directors (the “Board”) in good faith; provided, however, that if Warrant Holder disputes the Fair Market Value as determined by the Board, Warrant Holder may elect to have Company retain an Independent Expert (as defined below) to make the determination of Fair Market Value. The determination of Fair Market Value by the Independent Expert shall be final, binding and conclusive on Company and Warrant Holder. All costs and expenses of the Independent Expert shall be borne by Company; provided, however, that such costs and expenses shall be borne by Warrant Holder if the final Fair Market Value as determined by the Independent Expert is less than the Fair Market Value as determined by the Board.

(iii) Independent Expert. “Independent Expert” means an investment banking firm of nationally recognized standing that is reasonably agreeable to Company and Warrant Holder and that does not (and whose affiliates do not) have a direct or indirect financial interest in Warrant Holder, Company or any of their respective affiliates.

(f) Consideration Received.

(i) Consideration. “Consideration” means all cash, Cash Equivalents (as defined in the Purchase Agreement), securities and tangible property (real or personal property). For the avoidance of doubt, Consideration shall not include rights, claims or other non-tangible assets.

(ii) For purposes of calculating Consideration received under Section 10, the following shall apply:

(A) in the case of the issuance of Common Stock for cash, Consideration shall be the amount of such cash;

(B) in the case of the issuance of Common Stock for Consideration in securities or tangible property, such Consideration shall be valued at its Fair Market Value;

(C) in the case of the issuance of Common Stock Equivalents, the aggregate Consideration received therefor shall be deemed to be the Consideration received by Company for the issuance of such securities plus the additional minimum Consideration, if any (without giving effect to any net cashless exercise provisions), to be received by Company upon the conversion, exchange or exercise thereof (the consideration in each case to be determined in the same manner as provided in clauses (i) and (ii) of this subsection); and

(D) in all cases of clauses (A) through (C) of this Section 10(f)(ii), Consideration shall be determined net of any commissions, discounts or other expenses incurred by Company for any underwriting of the issuance of the Common Stock or Common Stock Equivalents received for such Consideration.

(g) When Adjustment Not Required.

(i) If Company takes a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend, distribution, subscription rights or purchase rights and thereafter (but before any such dividend, distribution, subscription rights or purchase rights), legally abandons its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled; provided, that if Warrant Holder has exercised any Warrants after an adjustment has been made and prior to the legal abandonment of the event or action that caused such adjustment, such prior adjustment shall remain in effect with respect to such Warrant exercise.

(ii) Warrant Holder may, notwithstanding any other provision herein (including Section 25), in its sole discretion by written notice to the Company before or after an adjustment hereunder is to be made, elect to waive the application of any adjustment provision herein at any time and from time to time.

(h) Notice of Adjustment. Whenever the Exercise Price is adjusted, Company shall provide the notices required by Section 13 hereof.

(i) Voluntary Reduction.

(i) Subject to the prior written consent of Warrant Holder, Company from time to time may reduce the Exercise Price by any amount for any period of time if the period is at least twenty (20) days and if the reduction is irrevocable during the period.

(ii) Whenever the Exercise Price is reduced, Company shall mail to the registered holder of each Warrant Certificate a notice of the reduction. Company shall mail the notice at least fifteen (15) days before the date on which the reduced Exercise Price takes effect. The notice shall state the reduced Exercise Price and the period during which it will be in effect.

(iii) A reduction of the Exercise Price does not change or adjust the Exercise Price otherwise in effect for purposes of subsections (a), (b), (c) or (d) of this Section 10.

(j) Reorganization of Company. If any transaction constituting a Disposition Transaction is effected in such a manner that holders of Common Stock of Company are entitled to receive securities or assets with respect to or in exchange for such Common Stock, then, as a condition precedent to such transaction, (i) lawful and adequate provisions shall be made whereby all of the Warrants shall immediately become vested and Warrant Holder shall thereafter have the right to acquire that amount of securities or assets (in lieu of the Warrant Securities) as would have been issued or payable in such Disposition Transaction had the Warrants been exercised immediately prior to the Disposition Transaction and Warrant Holder had received Warrant Securities from such exercise prior to the Disposition Transaction (assuming net exercise of the Warrants), and (ii) appropriate provision shall be made with respect to the rights and interests of Warrant Holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of shares of Warrant Securities purchasable and receivable upon the exercise of the Warrants) shall thereafter be applicable, as nearly as possible, in relation to any securities or assets delivered in connection with the Disposition Transaction. Company will not effect any Disposition Transaction within twelve (12) months from the date hereof, and will not effect any Disposition Transaction unless prior to the consummation thereof the successor entity (if other than Company) resulting from the Disposition Transaction or the entity purchasing, leasing or otherwise acquiring such assets assumes by written instrument addressed to Warrant Holder, executed and mailed or delivered to Warrant Holder at the last address thereof appearing on the books of Company, the obligation to deliver to Warrant Holder such securities or assets as Warrant Holder may be entitled to purchase pursuant to this Section. “Disposition Transaction” means the disposition (whether structured as a sale, lease, exclusive license or otherwise) by Company or any of its affiliates, directly or indirectly, in one transaction or a series of transactions of any or all of the capital stock (or other equity or voting interests in) of Company or any or all of the assets or businesses of Company, whether by way of merger, consolidation, tender offer, exchange offer, liquidation, dissolution, joint venture, purchase, recapitalization or other transaction.

(k) Adjustment in Number of Shares. Upon each adjustment of the Exercise Price pursuant to Section 10, the Warrants shall thereafter evidence the right to receive upon payment of the adjusted Exercise Price that number of shares of Common Stock (rounded upwards to the next whole share) obtained from the following formula:

N’=Nx	E
E’

where:

N’ =	the adjusted number of Warrant Securities issuable upon exercise of the Warrants by payment of the adjusted Exercise Price.

N =	the number of Warrant Securities previously issuable upon exercise of the Warrant by payment of the Exercise Price prior to adjustment.

E’ =	the adjusted Exercise Price.

E =	the Exercise Price immediately prior to adjustment.

(1) Other Dilutive Events. If any event occurs as to which the other provisions of this Section 10 are not strictly applicable but as to which the failure to make any adjustment would materially impair or materially diminish the rights intended to be represented by the Warrants, then, in each such case, the parties shall act reasonably to make such equitable adjustments as may be necessary to preserve the rights represented by the Warrants.

(m) Form of Warrant. Irrespective of any adjustments in the Exercise Price or the number or kind of shares purchasable upon the exercise of the Warrants, any Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the Warrants initially issuable pursuant to this Agreement.

SECTION 11. Other Rights of Warrant Holder. Warrant Holder shall receive (without any need of taking any other action and in addition to any other rights already held by Warrant

Holder) any rights or remedies (including, without limitation, any preference rights, anti-dilution rights and put rights) that are provided by the Company to any Person receiving Capital Stock of the Company (including, without limitation, Common Stock and Common Stock Equivalents) following the date hereof. Without limiting the generality of the foregoing, the Company shall take all such actions and execute all such documents (including, without limitation, amending this Agreement and re-issuing Warrants) as may be necessary to provide such additional rights or remedies to Warrant Holder or as Warrant Holder may reasonably request in furtherance of the foregoing sentence; provided, however, that all changes to the Transaction Documents in furtherance of this Section must be first reasonably approved by Warrant Holder and signed thereby, and, notwithstanding any other provision herein, Warrant Holder may elect at any time (by notice to the Company) to waive the application of this Section.

SECTION 12. Representations and Warranties of Company. Company hereby represents and warrants to Warrant Holder as follows:

(a) Authority; Enforceability. The execution, delivery, and performance by Company of this Agreement has been duly authorized by all necessary action on the part of Company. This Agreement has been duly executed and delivered by Company, and constitutes the valid and legally binding obligation of Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies, or (ii) to the extent that the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or securities laws.

(b) Capitalization.

(i) The authorized capital stock of Company consists of 290,000,000 authorized shares of Common Stock and 10,000,000 authorized shares of Series A Preferred Stock at a par value of $0.001.

(ii) As of the date of this Agreement (A) 23,368,787 shares of Common Stock are validly issued and outstanding, fully paid and nonassessable, and (B) there are 35,401,817 shares of Common Stock on a Fully Diluted Basis (including the Warrant Securities).

(iii) Except as contemplated by the immediately foregoing clause (b), there are no other shares of capital stock or other equity securities of Company outstanding, and no other outstanding options, warrants, rights to subscribe to (including any preemptive rights), calls or commitments of any character whatsoever to which Company or any of its Subsidiaries or Affiliates is a party or may be bound, requiring the issuance or sale of shares or other equity securities of Company or securities or rights convertible into or exchangeable or exercisable for such shares or other equity securities, and there are no contracts, commitments, understandings or arrangements by which Company is or may become bound to issue additional shares of its capital stock or other equity securities or options, warrants or rights to purchase or acquire any additional shares of its capital stock or other equity securities or securities convertible into or exchangeable or exercisable for such shares or other equity securities.

(iv) The initial Warrants represent not less than twenty percent (20%) of all of the capital stock of Company on a Fully Diluted Basis (ignoring any net exercise provisions or whether any Common Stock Equivalents are out of the money).

SECTION 13. Notices to Warrant Holders.

(a) Exercise Price. On the date hereof and upon any adjustment of the Exercise Price pursuant to Section 10, Company shall promptly thereafter cause (i) to be filed with Company a certificate of Company’s Chief Financial Officer setting forth the Exercise Price as of the date hereof or after such adjustment, as applicable, and setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based and setting forth the number of Warrant Securities (or portion thereof) issuable, as applicable, on the date hereof or after such adjustment in the Exercise Price, upon exercise of the Warrants and payment of the initial Exercise Price or the adjusted Exercise Price, as applicable, which certificate shall be presumptive evidence of the correctness of the matters set forth therein, and (ii) to be given to the registered holder of each Warrant Certificate written notice of the initial Exercise Price or such adjustments, as applicable. Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 13.

(b) Notice of Certain Events. In case on or after the date of this Agreement:

(i) Company proposes to issue, sell, distribute or grant any subscription rights, options, warrants or any other equity security;

(ii) Company authorizes the distribution of evidences of its indebtedness or assets (including without limitation ordinary quarterly cash dividends);

(iii) Company proposes (A) any consolidation or merger to which Company is a party and for which approval of any stockholders of Company is required; (B) any reclassification or change of Common Stock issuable upon exercise of the Warrants or (C) a tender offer or exchange offer made by Company for shares of Common Stock;

(iv) Company proposes the voluntary or involuntary dissolution, liquidation or winding up of Company;

(v) Company proposes to take any action (other than actions of the character described in Section 10(a)) which would require an adjustment of the Exercise Price pursuant to Section 10; or

(vi) Company proposes to enter into any Disposition Transaction;

then Company shall cause to be given to the registered holder of each Warrant Certificate, at least ten (10) Business Days’ prior written notice of such event. Company shall provide to Warrant Holder, within five (5) days following request by Warrant Holder, such other information or documents as Warrant Holder may reasonably request regarding any event described in this clause (b).

SECTION 14. Survival of Rights. This Agreement and Article 8 and Article 9 of the Purchase Agreement shall remain in effect by and between Company and Warrant Holder and their respective successors and assigns hereunder so long as any Warrant remains unexercised in whole or in part. Article 8 and Article 9 of the Purchase Agreement are hereby incorporated herein by this reference and, notwithstanding anything to the contrary in the Purchase Agreement, shall run in favor of, and for the benefit of, and may be enforced by Warrant Holder and its respective successors and assigns.

SECTION 15. Certain Information. Company shall provide the following information to Warrant Holder from time to time:

(a) Contemporaneously with when Company delivers such documents to Purchaser under the Purchase Agreement, any document which Company is required to provide to Purchaser under the Purchase Agreement (including, without limitation, financial statements or budgets); and

(b) Contemporaneously with when Company delivers such documents or information to the Board of Directors, any report, document or other information that is provided to the Board of Directors.

SECTION 16. Notices to Company and Warrant Holder. All notices, demands and other communications to be given hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, facsimile (with receipt confirmed), a recognized overnight delivery service, courier service, email or personal delivery:

If to Company, to:

The Center For Wound Healing, Inc.

155 White Plains Road Suite 200

Tarrytown, New York 10591

Facsimile: (914)372-3151

Email: Andrew.Barnett@CenterWH.com

Attention: Mr. Andrew Barnett, CEO

with a copy to, which shall not constitute notice:

Gersten Savage

600 Lexington Avenue

New York, New York 10022

Facsimile: (212) 980-5192

Email: Amarcus@gskny.com

Attention: Arthur S. Marcus, Partner

and:

King & Spalding

1185 Avenue of the Americas

New York, New York 10036-4003

Facsimile: (212)556-2222

Email: BSeidel@KSLAW.com

Attention: Barry Seidel, Esq.

If to Warrant Holder, to:

Bison Capital Equity Partners II-A, L.P.

Bison Capital Equity Partners II-B, L.P.

10877 Wilshire Blvd., Suite 1520

Los Angeles, California 90024

Facsimile: (310) 260-6576

Email: dtrussler@bisoncapital.com

Attention: Mr. Douglas B. Trussler

with a copy to, which shall not constitute notice:

Sheppard Mullin Richter & Hampton LLP

333 South Hope Street, 48th Floor

Los Angeles, California 90071

Facsimile: (213) 620-1398

Email: dsands@smrh.com

Attention: David Sands

All such notices and communications shall be deemed to have been duly given (as applicable) when delivered by hand, if personally delivered; when delivered by courier; when delivered by commercial overnight delivery service; if mailed via United States Postal Service, five (5) Business Days after being deposited in the mail, postage prepaid; if delivered by facsimile, when receipt is acknowledged, or if delivered by email, upon confirmed transmission.

SECTION 17. Consents and Best Efforts. Company shall as soon as practicable after the date hereof, commence to take all action required to obtain all consents, approvals and agreements of, and to give all notices and make all other filings with, any person or entity (including any government or agency or political subdivision thereof) necessary to authorize, approve or permit the consummation of the transactions contemplated by this Agreement, and Warrant Holder shall reasonably cooperate with Company with respect thereto. In addition, subject to the terms and conditions provided herein, Company covenants and agrees to use its best efforts to take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby and to cause the fulfillment of Company’s obligations hereunder.

SECTION 18. Successors. All the covenants and provisions of this Agreement shall bind and inure to the benefit of the parties’ respective successors and assigns hereunder.

SECTION 19. Governing Law. In all respects, including matters of construction, validity and performance, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California applicable to contracts made and performed in that state (without regard to the choice of law or conflicts of law provisions thereof).

SECTION 20. Arbitration. All disputes arising under this Agreement shall be settled by binding arbitration; provided, however, that this Section shall not preclude any party from seeking equitable relief in a court of competent jurisdiction. Arbitration shall be held in Los Angeles, California under the auspices of the American Arbitration Association (the “AAA”) pursuant to the Commercial Arbitration Rules of the AAA, and shall be by one arbitrator, independent of the parties to this Agreement, selected from a list provided by the AAA in accordance with such Commercial Arbitration Rules. The arbitrator shall make his or her decision in writing within thirty (30) days after the close of the arbitration hearing. To the maximum extent permitted by law, the decision of the arbitrator shall be final and binding and not be subject to appeal. If a party against whom the arbitrator renders an award fails to abide by such award, the other party or parties may seek to enforce such award in a court of competent jurisdiction. The fees and expenses of the arbitration (including reasonable attorneys’ fees, costs and expenses) or any action to enforce an arbitration award shall be awarded to the prevailing party or parties in such arbitration.

SECTION 21. Jurisdiction, Venue, Etc. IN ANY ACTION SEEKING EQUITABLE RELIEF, TO ENFORCE ARBITRATION OR AN ARBITRAL AWARD, OR IN THE EVENT THAT ARBITRATION CANNOT BE ENFORCED, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA LOCATED IN THE CITY OF LOS ANGELES, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE CENTRAL DISTRICT OF CALIFORNIA, AND THEIR RESPECTIVE APPELLATE COURTS;

(b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME OR TO SEEK TRANSFER TO ANOTHER JUDICIAL DISTRICT;

(c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO AN OFFICER, DIRECTOR, MANAGING AGENT OR OTHER AUTHORIZED PERSON OF SUCH PARTY AT SUCH PARTY’S ADDRESS SET FORTH IN THE PURCHASE AGREEMENT; AGREES THAT

NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION;

(d) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN; AND

(e) AGREES, THAT IF ANY ACTION OR PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (I) THE COURT SHALL, AND IS HEREBY DIRECTED TO, MAKE A GENERAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638 TO A SINGLE REFEREE (WHO SHALL BE A SINGLE ACTIVE OR RETIRED JUDGE) TO HEAR AND DETERMINE ALL OF THE ISSUES IN SUCH ACTION OR PROCEEDING (WHETHER OF FACT OR OF LAW) AND TO REPORT A STATEMENT OF DECISION, PROVIDED THAT AT THE OPTION OF ANY PARTY TO SUCH PROCEEDING, ANY SUCH ISSUES PERTAINING TO A “PROVISIONAL REMEDY” AS DEFINED IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1281.8 SHALL BE HEARD AND DETERMINED BY THE COURT, AND (II) COMPANY SHALL BE SOLELY RESPONSIBLE TO PAY ALL FEES AND EXPENSES OF ANY REFEREE APPOINTED IN SUCH ACTION OR PROCEEDING.

SECTION 22. Prevailing Party; Attorney’s Fees. If any party hereto commences any action against any other party hereto with respect to the enforcement or interpretation of this Agreement, then the prevailing party in such action shall be entitled to an award of its costs of litigation, including reasonable attorneys’ fees.

SECTION 23. Benefits of This Agreement. This Agreement shall be for the sole and exclusive benefit of Company and Warrant Holder and their permitted successors and assigns. There are no intended third party beneficiaries of this Agreement.

SECTION 24. Interpretation. The descriptive headings of this Agreement are for convenience of reference only, do not constitute a part of this Agreement and are not to be considered in construing or interpreting this Agreement. All section, clause and party references are to this Agreement unless otherwise stated. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party. References to dollars and “$” shall be to United States Dollars, unless otherwise specified.

SECTION 25. Severability. If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

SECTION 26. Amendment and Waiver.

(a) No failure or delay on the part of any of the parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b) Except as set forth in Section 10(g)(ii), any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by all of the parties hereto, and (ii) only in the specific instance and for the specific purpose for which it is made or given. No amendment, supplement or modification of or to any provision of this Agreement or any of the other Transaction Documents, or any waiver of any such provision or consent to any departure by any party from the terms of any such provision may be made orally.

SECTION 27. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or email scan with attachment) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

SECTION 28. Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence

(Signature Page Follows)

IN WITNESS WHEREOF, Company and Warrant Holder have caused this Common Stock Warrant Agreement to be executed and delivered by their respective officers or authorized signatories thereunto duly authorized, all as of the day and year first above written.

THE CENTER FOR WOUND HEALING, INC.

By:	/s/ Andrew G. Barnett
Name:	Andrew G. Barnett
Title:	Chief Financial Officer

BISON CAPITAL EQUITY PARTNERS II-A, L.P.

By:	BISON CAPITAL PARTNERS II, LLC, its
genera] partner

By:	/s/ Douglas B. Trussler
Name:	Douglas B. Trussler
Title:	Managing Member

BISON CAPITAL EQUITY PARTNERS II-B, L.P.

By:	BISON CAPITAL PARTNERS II, LLC, its
general partner

By:	/s/ Douglas B. Trussler
Name:	Douglas B. Trussler
Title:	Managing Member

Signature Page to Warrant Agreement